  Exhibit 10.1
May 12, 2020

Via Email
Joseph Wytanis

Dear Joe:

The purpose of this letter agreement is to set forth our mutual understanding and agreement with respect to your separation from employment with Zoom Telephonics, Inc. (the “Company”). In consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which you acknowledge, we have agreed as follows:

1.
Separation from Employment. Your separation from employment shall be effective as of the close of business May 8, 2020 (your “Separation Date”), and you shall have relinquished as of that date any and all positions that you have held with the Company and any of its subsidiaries. You shall not be considered an employee of the Company for any purpose after that date.

2.
Final Pay and Benefits. You agree that you have received all compensation (including but not limited to bonus payments and vacation payments) and benefits (including but not limited to non-monetary benefits such as leave time) to which you are entitled in connection with your employment through your Separation Date. You agree to make no claims for further compensation from the Company of any type, including bonus payments, commission payments, and vacation pay. You agree that the Company has satisfied (or will satisfy upon making the payments set forth herein) in full any and all contractual obligations it may have to you, including but not limited to any such obligations set forth in your Employment Agreement dated October 4, 2018 (the “Employment Agreement”).

3.
Equity. The Company and you agree that: (i) as of the Separation Date, you had 75,000 vested Company stock options and all unvested equity you had in the Company was forfeited; and (ii) the terms and conditions of your vested stock options are governed by the applicable plan document and grant agreements. Notwithstanding the foregoing, if you timely sign and return this letter agreement to the Company, do not revoke it during the seven (7) day revocation period set forth below, and comply with its terms, all Company stock options that would have vested had you remained employed during the six (6) month period following the Separation Date will be immediately vested and, notwithstanding any provision set forth in the applicable plan document and grant agreements pursuant to which such options were granted, exercisable for a period of up to 30 days following the Separation Date.

4.
Salary Continuation Payments. The Company shall continue to pay your current base salary (at the rate of $210,000 per year, less all applicable federal, state or local tax withholding, F.I.C.A., and any other applicable payroll deductions) for the six (6) month period following the Company’s receipt of this letter agreement timely signed by you and the expiration of the seven (7) day revocation period below. Such payments shall be made in installments corresponding to the regular pay periods of the Company and shall be mailed to you at the address listed above.

5.
Health Insurance Continuation. At your option, you may continue to be covered under the Company’s group health insurance plans (in which you were enrolled as of your Separation Date) for up to eighteen (18) months after your Separation Date, subject to the terms and conditions provided for in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) provided you have timely and properly elected COBRA coverage in accordance with the Company’s COBRA election procedures, notice of which shall be sent to you under separate cover. Subject to the Company’s receipt of this letter agreement signed by you and the expiration of the seven (7) day revocation period below, the Company shall, at your option, pay the full cost of your group medical insurance premiums during the first six (6) months of your COBRA continuation period or until such earlier time as you obtain alternate medical insurance from your new employer, provided you have timely and properly elected COBRA coverage in accordance with the Company’s COBRA election procedures, notice of which shall be sent to you under separate cover. You agree promptly to notify the Company if and when you become eligible for alternate medical coverage during this six (6) month period.

6.
One Round-Trip Airfare Between Atlanta and Boston. Subject to the Company’s receipt of this letter agreement signed by you and the expiration of the seven (7) day revocation period set forth below, the Company will reimburse you (in an amount not to exceed $500) for one economy-class roundtrip airline ticket between Atlanta and Boston, provided you book and complete the trip in the thirty (30)  day period following the Separation Date and provided further you submit documentation to the Company to confirm the cost of such ticket. The reimbursed amount will be subject to applicable taxes, deductions, and withholdings.

7.
Business Expenses. The Company agrees that it will reimburse your reasonable business expenses incurred prior to the Separation Date, provided you submit such expenses (along with necessary supporting documentation), within thirty (30) days of the Separation Date. The Company will determine what constitutes sufficient supporting documentation for an expense to be reimbursed.

8.
Unemployment Compensation. The Company agrees that it shall not contest any good faith claim you make for unemployment benefits. Of course, the Company may respond truthfully and provide accurate information if it receives a request for information from the agency with which you file such a claim.

9.
Transfer of Responsibilities. You shall cooperate fully with the Company and its personnel to provide an orderly transfer of your duties and responsibilities. This cooperation includes but is not limited to timely compliance with all reasonable requests for information.

10.
Non-Disparagement. You agree that you will not, at any time after the date hereof, make any remarks or comments, orally, in writing, or via social media, which remarks or comments reasonably could be construed to be derogatory or disparaging to the Company or any of its shareholders, officers, directors, employees, attorneys or agents, or which reasonably could be anticipated to be damaging or injurious to the Company's reputation or good will or to the reputation or good will of any person associated with the Company.

11.
Return of Property. You acknowledge that you have returned to the Company all property of the Company that is in your possession or under your control, including, without limitation, any and all files, documents and other information with respect to the Company’s management, business operations or customers, including all files, documents, or other information containing confidential information, and all computers, telecommunications devices and other equipment and physical assets.

12.
Affirmation of Your Existing Obligations. You acknowledge the validity and continuing applicability of, and agree to abide by, your agreements and obligations contained in the Employment Agreement, and the Intellectual Property and Confidentiality Agreement you previously executed in connection with your employment with the Company.

13.
Cooperation in Litigation. At the Company’s request, you agree to assist, consult with, and cooperate with the Company in any litigation or administrative procedure or inquiry that involves the Company, subject to reimbursement for your reasonable out of pocket expenses, such as travel, meals, or lodging.

14.
Breach of Agreement. You understand and agree that any breach of your obligations under this letter agreement will immediately render the Company’s obligations and agreements hereunder null and void, all rights and payments pursuant to paragraphs 3, 4 5, and 6 shall immediately cease, you shall repay to the Company all sums you have been paid or sums paid on your behalf pursuant to paragraphs 4, 5, and 6, and all then unexercised stock options for which the vesting was accelerated pursuant to paragraph 3 shall be cancelled and no longer be exercisable.

15.
General Release of Company. You, for yourself and your heirs, legal representatives, beneficiaries, assigns and successors in interest, hereby knowingly and voluntarily release the Company, its affiliates, and its and their successors, assigns, former or current shareholders, officers, directors, employees, agents, insurers, attorneys and representatives (“Company Released Parties”) from any and all causes of action, in law or equity, you now have, may have or ever had, whether known or unknown, from the beginning of the world to this date, including, without limitation, any claims under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq.; claims for breach of contract or based on tort; claims for employment discrimination and wrongful termination; statutory wage and hour claims under Massachusetts law, including but not limited to, claims for violation of the Massachusetts Wage Act, and any other statutory, regulatory or common law causes of action (“the Released Claims”). You understand that you are releasing claims pursuant to M.G.L. Chapter 149 including but not limited to claims for untimely, underpayment, or non-payment of wages, discrimination and/or retaliation for seeking to enforce your wage and hour rights, misclassification as an independent contractor, improper withholdings or deductions, tip or service charge related claims, and claims pursuant to M.G.L. Chapter 151 relating to minimum wage, discrimination and/or retaliation for seeking to enforce your rights under Chapter 151, and/or overtime pay. You hereby acknowledge and understand that this is a General Release, and that this means you are giving up your right to sue the Company Released Parties for any and all claims, including but not limited to the specific claims mentioned in this paragraph.

16.
Participation in Agency Proceeding. You understand that nothing contained in this letter agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each, a “Government Agency”). You further understand that this letter agreement does not limit your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, you understand and agree that that although you may engage in such activities, you will not be entitled to receive any award or damages, to the extent consistent with applicable law.

17.
Acknowledgment. By signing this letter agreement, you acknowledge and agree that you understand the meaning of this letter agreement and that you freely and voluntarily enter into it and the General Release contained herein. You agree that no fact, evidence, event, or transaction, whether known or unknown, shall affect in any manner the final and unconditional nature of the agreements and releases set forth herein. You are advised that you have twenty-one (21) days to consider this letter agreement. You are also advised to consult with an attorney prior to executing this letter agreement. You and the Company agree that any changes to this document, whether material or immaterial, do not restart the running of the twenty-one (21) day period and that such period shall continue to run from the date that you first received this letter agreement. For a period of seven (7) days after executing this letter agreement, you may revoke this letter agreement by providing written notice of said revocation to Kelly McInnis at kmcinnis@zoom.net, and this letter agreement shall not become effective or enforceable until said seven (7) day period has expired.

18.
Miscellaneous. This letter agreement shall be construed in accordance with the laws of The Commonwealth of Massachusetts without regard to choice or conflict of law principles. In the event that any provision contained in this letter agreement is declared invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, and cannot be modified to be enforceable, excluding the general release language above, such provision shall immediately become null and void, leaving the remainder of this letter agreement in full force and effect. However, if any portion of the general release language is ruled to be unenforceable for any reason, this entire letter agreement shall be deemed null and void. To avoid any possible misunderstanding, the Company intends this letter agreement to be a comprehensive statement of the terms of your separation. This letter agreement supersedes any prior understanding or statement made to you by the Company regarding your positions with the Company or your arrangements with the Company for the period after your separation. For the same reason, any modifications or waiver of the terms set forth in this letter agreement must be in writing and signed by you and by me on behalf of the Company.

Please indicate your agreement to the terms of this letter agreement by signing and dating the last page of the enclosed copy of this letter agreement, and return it to me not later than the close of business on June 3, 2020, which you acknowledge to be more than twenty-one (21) days from the date of your receipt of this letter agreement.

Sincerely,
                                                                                          /s/ Kelly McInnis

Kelly McInnis
Director, Human Resources

By signing this letter agreement, I acknowledge and agree that I understand the meaning of this letter agreement and that I freely and voluntarily enter into it and the General Release contained herein. I agree that no fact, evidence, event, or transaction, whether known or unknown, shall affect in any manner the final and unconditional nature of the agreements and releases set forth herein.

AGREED TO AND EXECUTED UNDER SEAL THIS 15th day of May, 2020.

                                                                                        /s/ Joseph Wytanis
Joseph Wytanis